Exhibit 99.1
Press Release
Contacts:
Paul Henning
Cameron Associates
212-245-8800
paul@cameronassoc.com

Carolyn Wrenn
ParkerVision, Inc.
888 690-7110
cwrenn@parkervision.com

PARKERVISION REPORTS SECOND QUARTER 2007 RESULTS

JACKSONVILLE, FLORIDA, August 8, 2007 - ParkerVision, Inc. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced a net loss for the second quarter ended June 30, 2007 of $4.4 million, or $.18 per share compared to a net loss of $4.3 million or $.18 per share during the second quarter of 2006.

For the six month period ended June 30, 2007, ParkerVision reported a net loss of $8.9 million, or $0.37 per share, compared to a net loss of $8.7 million, or $0.38 per share for the same period in 2006.

The company reported service revenue for the second quarter ended June 30, 2007 of approximately $90,000 resulting from its May 2007 engineering services agreement with ITT Corporation. The company reported no revenue in 2006 or the first quarter of 2007.

The company’s operating expenses for the second quarter of 2007 were $4.7 million, compared to $4.6 million for the same period in 2006. Operating expenses for the first six months of 2007 were $9.3 million, representing a $0.2 million, or 2.6% increase from the same period in 2006. The company’s use of cash in operating and investing activities was $6.7 million for the first six months of 2007 compared to $6.0 million for the same period in 2006. The use of cash in the first half of 2007 was offset by proceeds from the February 2007 private placement of equity securities of $8.4 million and the receipt of $4.4 million from the exercise of outstanding warrants and options. The company ended the second quarter with $19.4 million in cash and cash equivalents, representing a $6.2 million increase from cash balances at the end of 2006.

Chairman and Chief Executive Officer, Jeffrey Parker commented, “Our engineering services and license agreements reached with ITT this past quarter represent a significant milestone for the company, and our engineering services team is already assisting ITT in designing our d2p™ technology into a final product.

At the same time, our primary focus remains on finalizing and formalizing agreements with OEMs and/or their semiconductor suppliers in the commercial wireless handset marketplace. We believe our efforts will culminate in agreements for the design of our technology into products for this significant market. Our technical team continues to advance the technology with an eye toward accelerating the integration process, enabling more timely new product introductions by our existing and future customers.”

The company will host a live broadcast of its second quarter 2007 financial results via conference call on August 8, 2007 at 4:30 PM Eastern time. The conference call will be accessible by telephone at (866) 802-2225 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at (888) 203-1112 or (719) 457-0820 using passcode 3189384 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ParkerVision
ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services.

These technologies are described collectively as Energy Signal Processing (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation networks. The company’s extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world.
(PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2006 and the Form 10Q for the quarter ended March 31, 2007. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

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Summary of Results of Operations (unaudited)
(in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Service revenue	$90	$-	$90	$-
Cost of goods sold	77	-	77	-
Gross margin	13	-	13	-

Research and development	2,557	2,530	5,290	5,088
Marketing and selling	681	522	1,348	1,077
General and administrative	1,427	1,551	2,700	2,940
Total operating expense	4,665	4,603	9,338	9,105

Interest and other income	236	284	441	442

Net loss	$(4,416)	$(4,319)	$(8,884)	$(8,663)

Basic and diluted loss per common share	$(0.18)	$(0.18)	$(0.37)	$(0.38)

Balance Sheet Highlights (unaudited)
(in thousands)

	June 30, 2007	December 31, 2006
Cash and short term investments	$19,422	$13,226
Other current assets	856	1,147
Property and equipment, net	2,075	2,094
Other assets, net	10,255	10,208
Total assets	$32,608	$26,675

Current liabilities	$2,084	$1,059
Deferred rent	391	433
Total liabilities	2,475	1,492
Shareholders’ equity	30,133	25,183
Total liabilities and shareholders’ equity	$32,608	$26,675

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